Exhibit 99.1

April 18, 2006	Contact:	Michael G. Long
Chief Financial Officer
(713) 654-8960

EDGE PETROLEUM CORPORATION ANNOUNCES RECORD ESTIMATED
QUARTERLY PRODUCTION AND REPORTS ON FIRST QUARTER OPERATIONS

HOUSTON - EDGE PETROLEUM CORPORATION (NASDAQ: EPEX) provided a report on its first quarter 2006 operations today.  Estimated production for the quarter was a record 4.3 Bcfe, an increase of 2% over the same period a year ago and an increase of 1% from the previous quarter.  During the first quarter, Edge reported that it logged a total of 19 wells with 16 apparent successes.  Seven wells are currently drilling.  Our current daily production is estimated to be approximately 53 Mcfe.

Current and planned future drilling activity includes the following.  In Edge’s Queen City trend in south Texas, three rigs are currently running and a total of eight to nine wells are expected to be drilled during the second quarter.  Also in south Texas in the deep Frio trend, one well is currently drilling and one additional well is expected in the second quarter.  In southeast New Mexico, two wells are currently drilling with one additional well planned in the second quarter.  In the Mississippi Salt Basin, one well is currently drilling with logging expected late in the second or early in the third quarter.  A total of 14 to 16 wells are expected to be drilled in the second quarter of 2006.

John O. Tugwell, Edge’s Executive Vice President and COO commented, “We have kept our drilling activity moving ahead at a rapid pace and have enjoyed good success in our activities.  Our 4.3 Bcfe of production in the first quarter was a record for Edge and we are currently forecasting second quarter production to increase over the first quarter in line with our drilling activities, to another record amount in the range of 4.5 to 4.7 Bcfe.  We have taken advantage of available rigs to accelerate our drilling plans both this quarter and the second quarter and have been able to reduce the overall cycle time to get our new wells on line.  The majority of the wells drilled in the first quarter were proven undeveloped locations resulting in a transfer of those reserve volumes to the developed reserve category.  We have three rigs running in our Queen City play and have just finished the acquisition of 23 square miles of new
3-D data in that play with plans to acquire more data as the year continues.  In conjunction with this activity, we are continuing to add to our existing land position.  Also, in south Texas the first of several planned wells is drilling at our Chapman Ranch acquisition in the deep Frio trend.  We were able to accelerate our drilling plans in the Mississippi Salt Basin, where we are currently drilling our Patterson #2 deep Hosston well (Edge operated, 75% W.I.). We are continuing to add acreage around selected salt domes in this play along with evaluating new 3-D seismic data and beginning the acquisition of additional data.  We are continuing to add to our undeveloped land position in the Floyd Shale play in Mississippi, with current net acreage totaling approximately 37,000 acres.  Later in the year, we plan to participate with small working interests in two non-operated Fayetteville Shale wells.  As a result, the second quarter is shaping up to be a potentially significant quarter for our operations this year.”

Edge Petroleum Corporation is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins of the United States.  Edge common stock is listed on the NASDAQ National Market under the symbol “EPEX.”

Statements regarding production volumes, drilling activity, all guidance and forecasts for the first quarter and full year 2006, increased production, future growth, production rates, prices, including future oil and gas prices, and other statements that are not historical facts contain predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved.  Important factors that could cause actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, competition, government regulation, effects and risks of acquisitions, and the ability of the company to meet its stated business goals.